Exhibit 99.1

Vaxart, Inc. Signs Memorandum of Understanding with Attwill Medical Solutions Sterilflow, LP

Enabling Production of A Billion or More COVID-19 Vaccine Doses Per Year

Through Large Scale Lyophilization, Tableting and Coating

SOUTH SAN FRANCISCO, Calif., June 25, 2020 (GLOBE NEWSWIRE) -- Vaxart, Inc. (“Vaxart” or the “Company”), a clinical-stage biotechnology company developing oral vaccines that are administered by tablet rather than by injection, announced today that it signed a Memorandum of Understanding with Attwill Medical Solutions Sterilflow, LP (AMS) affirming the parties’ intent to establish AMS as a resource for lyophilization development and large scale manufacturing including tableting and enteric coating for Vaxart’s oral COVID-19 vaccine. AMS will be assigning dedicated resources and equipment for the scale up and commercial production of the vaccine upon entering a formal agreement.

“We believe AMS’ experience coupled with its ability to manufacture a billion or more doses per year would be a beneficial addition to our group of CDMO partners and enable the large scale manufacturing and ultimate supply of our COVID-19 vaccine for the US, Europe and other countries in need,” said Andrei Floroiu, CEO of Vaxart Inc.  “We believe our oral vaccines, generated on our proven platform, have the potential to offer superior protection against airborne viruses such as SARS-CoV-2 by triggering both mucosal and systemic immunity while being administered by a room temperature-stable tablet, an enormous logistical advantage in large vaccination campaigns.”

About Vaxart
Vaxart is a clinical-stage biotechnology company focused on developing oral tablet vaccines designed to generate mucosal and systemic immune responses that protect against a wide range of infectious diseases and has the potential to provide sterilizing immunity for diseases such as COVID-19. Vaxart believes that a room temperature stable tablet vaccine is easier to distribute, store and administer than injectable vaccines and may provide significantly faster response to a pandemic than injectable vaccines, enabling a greater portion of the population to be protected. Vaxart’s development programs include oral tablet vaccines that are designed to protect against coronavirus, norovirus, seasonal influenza and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV). For more information, please visit www.vaxart.com.

Forward-Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from pre-clinical and clinical trials, commercialization agreements and licenses, beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “plan” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s intent to enter into a formal agreement with AMS Vaxart’s ability to develop and commercialize its product candidates and clinical results and trial data (including plans with respect to the COVID-19 vaccine product candidates); potential partnership opportunities; Vaxart’s expectations regarding the effectiveness and convenience of any COVID-19 vaccine; and Vaxart’s expectations with respect to the important advantages it believes its oral vaccine platform can offer over injectable alternatives. Vaxart may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including whether Vaxart and AMS are able to negotiate and agree upon mutually acceptable terms for a formal agreement; uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data;  the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s control, including the recent outbreak of COVID-19; that Vaxart may not be able to obtain, maintain and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors;  and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Investor Contacts:

Brant Biehn	Hans Herklots
Vaxart, Inc.	LifeSci Advisors, LLC
650 550 3500	646 978 5126
IR@vaxart.com	hherklots@lifesciadvisors.com